UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 15)*

INTERNATIONAL SPEEDWAY CORPORATION
(Name of Issuer)
CLASS B COMMON STOCK $.01 PAR VALUE (FORMERLY COMMON STOCK - $.10 PAR VALUE)*
(Title of Class of Securities)
460335-30-0 (FORMERLY 460335)*
CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 460335-30-0		Page 2 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Estate of William C. France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 3 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	James C. France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 4 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Betty Jane France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 5 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Sharon M. France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 6 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Lesa France Kennedy

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 7 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Brian Z. France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 8 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Jamison C. France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 9 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Jennifer France Bates

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 10 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Amy L. France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 11 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Benjamin Z. Kennedy

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 12 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Automotive Research Bureau, Inc. (ARB)

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	FLORIDA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 13 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Western Opportunity Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 14 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Siera Central Corp.

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 15 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Principal Investment Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 16 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Boone County Corporation

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 17 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Carl Investment Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 18 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Quaternary Investment Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 19 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	SM Holder Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 20 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	SM Holder Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 21 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	J Holder Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 22 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	J Holder Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 23 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	JA Holder Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 24 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	JA Holder Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	CON

CUSIP No. 460335-30-0		Page 25 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	AL Holder Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 26 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	AL Holder Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 27 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Zack Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 28 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Zack Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 29 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	BBL Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 30 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	BBL Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 31 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Capital Circle Group Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 32 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Capital Circle Group, LLC

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 33 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	WCF Family 1, Inc.

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	DELAWARE

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 34 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Carl Two Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 35 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Carl Two, LLC

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 36 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Dallas Steven Ashley

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 37 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Jayce Camron France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 38 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Lauren Dare France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 39 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Madeline Gray Bates

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 40 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	William Carter France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 41 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Nevair of Nevada, LLC

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 42 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	1999 William C. France Descendants' Trust

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 43 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	WCF Family Trust 2004

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 44 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	William C. and Betty Jane France Alaska Trust

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 45 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Billpay, LLC

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	DELAWARE

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 46 of 52

1)	Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons
	Billpay Limited Partnership, LP

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,124,174

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,124,174

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,124,174

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	84.20%

12)	Type of Reporting Person (See Instructions)	PN

Item 1(a)
Name of Issuer:	International Speedway Corporation
Item 1(b)
Address of Issuer's Principal Executive Offices:
1801 West International Speedway Boulevard, Daytona Beach, Florida 32114
Item 2(a)
Name of Person Filing:
This portion of the Schedule 13G is amended by adding the information contained in Item 1 of the copies of the second part of the cover page which is incorporated herein by reference.
Item 2(b)
Address of Principal Business Office or, if none, Residence:

The address of the principal business office of Western Opportunity Limited Partnership, Sierra Central Corp., Principal Investment Company, Boone County Corporation, , is Suite 102, 201 West Liberty Street, Reno, Nevada 89501.

The address of the principal business office of Carl Investment Limited Partnership, Quaternary Investment Company, Carl Two Limited Partnership, and Carl Two, LLC., is 5441 Kietzke Lane, Second Floor, Reno, NV 89511.

The address of the principal business office of SM Holder Limited Partnership, SM Holder Company, J Holder Limited Partnership, J Holder Company, JA Holder Limited Partnership, JA Holder Company, AL Holder Limited Partnership, AL Holder Company, Zack Limited Partnership, Zack Company, BBL Limited Partnership, BBL Company, and WCF Family 1, Inc., is c/o Hale, Lane, et al, attn: Jim Newman, Esq., 100 West Liberty Street, Reno, NV 89505.

The address of the principal business office of Billpay, LLC, Billpay Limited Partnership, LP, The 1999 William C. France Descendants Trust, William C. and Betty Jane France Alaska Community Property Trust, and William C. France Family Trust dated 11/4/2004 is c/o Alaska Trust Company, 1029 West Third Avenue, Suite 400, Anchorage, AK 99501.

The address of the principal business office of the other members of the France Family Group not listed in the preceding paragraphs is 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

Item 2(c)
Citizenship:
This portion of the Schedule 13G is amended by adding the information contained in Item 4 of the copies of the second part of the cover page which is incorporated herein by reference.
Item 2(d)
Title of Class of Securities:
Class B Common Stock

Item 2(e)
CUSIP Number:
460355-30-0
Item 3
This item is inapplicable.
Item 4
Ownership.
(a) Amount Beneficially Owned:	18,124,174

(b) Percent of Class:	84.20%

(c) Number of Shares as to which such person has:
(i) sole power to vote or direct the vote	0
(ii) shared power to vote or direct the vote	18,124,174
(iii) sole power to dispose or to direct the disposition of	0
(iv) shared power to dispose or to direct the disposition of	18,124,174
Item 5
Ownership of Five Percent of Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

This item is inapplicable.
Item 6
Ownership of More than Five Percent on Behalf of Another Person.
No person, other than the members of the group, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.
Item 7
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
This item is inapplicable.
Item 8
Identification and Classification of Members of the Group.
A group has filed this schedule amendment pursuant to Rule 13d-1(c) and accordingly an exhibit is attached stating the identity of each member of the group
Item 9
Notice of Dissolution of Group.
This item is inapplicable.
Item 10
Certification.
This item is inapplicable.

Signatures
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 10, 2009
/s/ Glenn R. Padgett

Signature
Glenn R. Padgett as attorney in fact for all members of the France Family Group pursuant to powers of attorney previously filed with the Commission.

Exhibit pursuant to Item 8

This Amendment to the Statement on Schedule 13G to which this Exhibit is attached has been prepared on behalf of the group consisting of the persons identified in the copies of the second part of the cover pages of the original statement and this amendment, this statement is filed on behalf of the group and on behalf of all persons who are members of the group and by their signatures below they indicate their agreement that this statement is filed on behalf of each of them. The changes which necessitate the filing of this amendment relate to changes in the composition of the members of the group, an increase in the number of shares owned by the group and transfers among members of the group. The France Family Group owns 18,124,174 shares of the Class B Common Stock of the issuer, which represents 84.20% of the outstanding Class B shares, 35.83% of the total outstanding shares and 66.41% of the total voting rights represented by shares outstanding. All members of the group have shared power to vote or to direct the vote of the shares owned by members of the group and all members of the group have shared power to dispose or to direct the disposition of the shares owned by members of the group. The name of each member of the group, the amount of shares attributed to the group by virtue of the beneficial ownership of the individual member of the group and the percentage that number of shares represents of the total outstanding shares of the Issuer as of January 31, 2008 is indicated: Western Opportunity Limited Partnership, 8,042,465 shares, 15.90% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Sierra Central Corp., 73,199.2994 shares, 0.14% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership, and William C. France]; Principal Investment Company, 73199.2994 shares, 0.14% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership, and James C. France]; Boone County Corporation, 87,375 shares, 0.17% [all shares shown are also included in shares shown for Estate of William C. France]; Carl Investment Limited Partnership, 1,705,047.00 shares, 3.37% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Quaternary Investment Company, 81,046.94 shares, 0.16% [includes some shares shown for Carl Investment Limited Partnership and James C. France]; WCF Family 1, Inc. 146,570.980 shares, 0.29% [some shares are also included in shares shown for Western Opportunity Limited Partnership]; Carl Two Limited Partnership, 2,152,314.00, 4.25% [all shares shown are also proportionately include in shares shown for other members of France family group who have ownership interests in the Partnership]; Carl Two, LLC, 2,107.00, 0.00% [all shares shown are also included in shares shown for Carl Two Limited Partnership and James C. France]; SM Holder Limited Partnership, 304,725.00 shares, 0.60% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; SM Holder Company, 6,094.50 shares, 0.01% [all shares shown are also included in shares shown for SM Holder Limited Partnership and Sharon M. France]; J Holder Limited Partnership, 242,867.00 shares, 0.48% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; J Holder Company, 4,857.34 shares, 0.01% [all shares shown are also included in shares shown for J Holder Limited Partnership and Jamison C. France];

JA Holder Limited Partnership, 302,620.615 shares, 0.60% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; JA Holder Company, 6,052.412 shares, 0.01% [all shares shown are also included in shares shown for JA Holder Limited Partnership and Jennifer A. France Bates] AL Holder Limited Partnership, 295,870.615 shares, 0.58% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; AL Holder Company, 5,917.412 shares, 0.01% [all shares shown are also included in shares shown for AL Holder Limited Partnership and Amy L. France]; Zack Limited Partnership, 4,498.00 shares, 0.01% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; Zack Company, 89.96 shares, 0.00% [all shares shown are also included in shares shown for Zack Limited Partnership and Brian Z. France]; BBL Limited Partnership, 349,313.00 shares, 0.69% [all shares shown are also proportionately included in shares shown for other members of France family group who have ownership interests in the Partnership]; BBL Company, 6,879.00 shares, 0.01% [all shares shown are also included in shares shown for BBL Limited Partnership and Lesa D. Kennedy]; Automotive Research Bureau, 80,502.00 shares, 0.16%; Estate of William C. France, 169,926.950 shares, 0.34% [16,225.670 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 73,199.280 shares shown are also included in shares shown for Sierra Central Corp. and 80,502 shares shown are also included in shares shown for Automotive Research Bureau, ]; Betty Jane France, 5,416,768.959 shares, 10.71% [ 3,275,847.1928 shares shown are also included in shares shown for Western Opportunity Limited Partnership, and 48,855.7662 shares shown are also included in shares shown for WCF Family 1, Inc.]; James C. France, 7,494,902.828 shares, 14.82% [3,385,681.53 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 73,199.2994 shares shown are also included in shares shown for Western Opportunity Limited Partnership and Principal Investment Company, 1,670,946.06 shares shown are also included in shares shown for Carl Investment Limited Partnership, 34,100.94 shares shown are also included in shares shown for Carl Investment Limited Partnership and Quaternary Investment Corporation, 80,502.00 shares shown are also included in shares shown for Automotive Research Bureau; 46,946.00 shares shown are also included in shares shown for Quaternary Investment Company, 2,150,207.00 shares shown are also included in shares shown for Carl Two Limited Partnership; and 1,500 shares shown are also included for Sharon M. France]; Sharon M. France, 369,085.822 shares, 0.73% [49,713.00 shares shown are also included in shares shown for James C. France, 13,147.82 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 298,630.50 are included in shares shown for SM Holder Limited Partnership, and 6,094.50 are included in shares shown for SM Holder Company and SM Holder Limited Partnership]; Lesa D. Kennedy, 694,885.007 shares, 1.37% [2,128.0362 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 322,621.71 shares are also included in shares shown for BBL Limited Partnership, 6,879.00 shares are also included in shares shown for BBL Company and BBL Limited Partnership, 17,914.80 shares are also included in shares shown for BBL Limited Partnership and minor child, Benjamin Z. Kennedy, 48,855.7662 shares shown are also included in shares shown for WCF Family 1, Inc., and 255,580.691 shares shown are also included in shares shown for Western Opportunity Limited Partnership and minor child, Benjamin Z. Kennedy];  Brian Z. France, 59,833.113 shares, 0.12% [2,128.0362 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 48,855.7662 shares shown are also included in shares shown for WCF Family 1, Inc., 4,408.04 shares shown are also included in shares shown for Zack Limited Partnership, and 89.96 shares shown are also included in shares shown for Zack Company and Zack Limited Partnership]; Jamison C. France, 466,525.585 shares, 0.93% [170,961.09 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 238,009.66 shares are also included in shares shown for J Holder Limited Partnership, 4,857.34 shares are also included in shares shown for J Holder Company and J Holder Limited Partnership, 3,843.494 shares shown are also included in shares shown for Western Opportunity Limited Partnership and minor child, Jayce Camron France]; Jennifer A. France Bates, 626,185.716 shares, 1.24% [270,961.10 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 967.8624 shares shown are also included in shares shown for Western Opportunity Limited Partnership and JA Holder Limited Partnership, 19.7523 shares shown are also included in shares shown for Western Opportunity Limited Partnership, JA Holder Limited Partnership and JA Holder Company, 295,600.34 shares shown are also included in shares shown for JA Holder Limited Partnership, and 6,032.66 shares shown are also included in shares shown for JA Holder Company and JA Holder Limited Partnership]; Amy L. France, 622,680.891 shares, 1.23% [270,961.10 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 967.8624 shares shown are also included in shares shown for Western Opportunity Limited Partnership and AL Holder Limited Partnership, 19.7523 shares shown are also included in shares shown for Western Opportunity Limited Partnership, AL Holder Limited Partnership and AL Holder Company, 288,985.34 shares shown are also included in shares shown for AL Holder Limited Partnership, 5,897.66 shares shown are also included in shares shown for AL Holder Company and AL Holder Limited Partnership, and 4,995.175 shares shown are also included in shares shown for Western Opportunity Limited Partnership and minor child, Dallas Steven Ashley]; Benjamin Z. Kennedy, 274,995.49 shares, 0.54% [255,580.5910 shares shown are also included in shares shown for Western Opportunity Limited Partnership, 17,914.80 shares shown are also shown for BBL Limited Partnership and all shares shown are included in shares shown for mother, Lesa D. Kennedy]; Dallas Steven Ashley, 4,995.75 shares, 0.01% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership and mother Amy L. France]; Jayce Camron France, 3,843.494 shares, 0.01% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership]; Lauren Dare France, 1,005.308 shares, 0.00% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership]; William Carter France, 1,005.308 shares, 0.00% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership]; Madeline Gray Bates, 1,005.308 shares, 0.00% [all shares shown are also included in shares shown for Western Opportunity Limited Partnership]; TOTAL, 18,124,174 shares, 35.83%.

Date: February 10, 2009
/s/ Glenn R. Padgett

Signature
Glenn R. Padgett as attorney in fact for all members of the France Family Group pursuant to powers of attorney previously filed with the Commission.